Exhibit 6


                                    AMENDMENT

            Amendment, dated as of March 13, 2000 ("this Amendment"), to the Corporate Agreement, dated as of December 2, 1997 (the "Corporate Agreement"), by and among Cordant Technologies Inc.(formerly named Thiokol Corporation), a Delaware corporation ("Cordant"), Cordant Technologies Holding Company (formerly named Thiokol Holding Company), a Delaware corporation and a wholly owned subsidiary of Cordant ("Holding"), and Howmet International Inc., a Delaware corporation (the "Company") (individually, a "Party" and collectively, the "Parties"). Capitalized terms used but not defined herein shall have the meanings ascribed in the Corporate Agreement.

            WHEREAS, the Parties desire to amend the Corporate Agreement;

            NOW, THEREFORE, in consideration of the above premises and mutual agreements set forth in this Amendment, the Parties hereby agree as follows:

1. Article I of the Corporate Agreement is hereby amended and restated to read as follows:

      Neither Cordant, Holding nor any of their Affiliates shall acquire Publicly Held Shares (as defined below) if, after such acquisition, the number of Publicly Held Shares would be less than 14% of the total number of shares of Common Stock outstanding other than:

            (i) with the consent of a majority (but not less than two) of the non-employee directors of the Company who are not directors or employees of Cordant, Holding or their respective Affiliates, or

            (ii) the purchase of at least a majority of the outstanding Publicly Held Shares pursuant to a tender offer to acquire all of the Publicly Held Shares, which tender offer (A) is conditioned upon there being tendered and not withdrawn prior to the expiration of the offer not less than a majority of the outstanding Publicly Held Shares (the "Minimum Tender Condition"), and (B) provides a commitment for a prompt merger or business combination following the purchase of shares in the tender offer as contemplated by the following clause
                  (iii), or

            (iii) pursuant to a merger or other business combination, within one year following the completion of a tender offer described in clause (ii) that satisfied the Minimum Tender Condition, in which each Publicly Held Share outstanding immediately prior to the effective time of such merger or business combination is converted into the right to receive the same consideration paid or issued in the tender offer, or

            (iv) pursuant to a merger or other business combination in which holders of all outstanding Publicly Held Shares are treated the same which is approved


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                  by the holders of a majority of the outstanding Publicly
                  Held Shares.

      For purposes of this ARTICLE I, "Publicly Held Shares" shall mean outstanding shares of Common Stock other than shares held by Cordant, Holding or any of their Affiliates.

2. This Amendment shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York applicable to agreements made and to be performed entirely within such State (without giving effect to any conflict of laws principles which might require application of the law of a different jurisdiction).

3. Except as expressly set forth herein, this Amendment to the Corporate Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Corporate Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

4. This Amendment may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.


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            IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed on the date first above written.

                              HOWMET INTERNATIONAL INC.


                              By: /s/ Roland A. Paul
                                  -----------------------------------
                                  Name:  Roland A. Paul
                                  Title: Vice President and General Counsel


                              CORDANT TECHNOLOGIES INC.


                              By: /s/ James R. Wilson
                                  -----------------------------------
                                  Name:  James R. Wilson
                                  Title: Chief Executive Officer


                              CORDANT TECHNOLOGIES HOLDING COMPANY


                              By: /s/ Richard L. Corbin
                                  -----------------------------------
                                  Name:  Richard L. Corbin
                                  Title: President